Exhibit 99.2

Case 1:21-cv-07369 Document 1 Filed 09/01/21 Page 1 of 10

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

MATTHEW HOPKINS,	)
)
Plaintiff,	)
	)	Case No.
v.	)
	)	JURY TRIAL DEMANDED
CAPSTEAD MORTGAGE	)
CORPORATION, PAT AUGUSTINE, JACK	)
E. BIEGLER, MICHELLE P. GOOLSBY,	)
GARY KEISER, CHRISTOPHER W.	)
MAHOWALD, MICHAEL G. O’NEIL,	)
PHILIP A. REINSCH, MARK S. WHITING,	)
BENEFIT STREET PARTNERS REALTY	)
TRUST, INC., RODEO SUB I, LLC, and	)
BENEFIT STREET PARTNERS L.L.C.,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on July 26, 2021 (the “Proposed Transaction”), pursuant to which Capstead Mortgage Corporation (“Capstead” or the “Company”) will merge with Benefit Street Partners Realty Trust, Inc. (“Parent”), Rodeo Sub I, LLC (“Merger Sub”), and Benefit Street Partners L.L.C. (“Parent Manager,” and together with Parent and Merger Sub, “BSPRT”).

2. On July 25, 2021, Capstead’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with BSPRT. Pursuant to the terms of the Merger Agreement, Capstead’s stockholders will receive a number of shares of BSPRT’s common stock and cash per share.

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3. On August 20, 2021, defendants filed a Form S-4 Registration Statement (the “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4. The Registration Statement omits material information with respect to the Proposed Transaction, which renders the Registration Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Registration Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391(b) because a portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Capstead common stock.

9. Defendant Capstead is a Maryland corporation and a party to the Merger Agreement. Capstead’s common stock is traded on the New York Stock Exchange, which is headquartered in New York, New York, under the ticker symbol “CMO.”

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10. Defendant Pat Augustine is a director of the Company.

11. Defendant Jack E. Biegler is a director of the Company.

12. Defendant Michelle P. Goolsby is a director of the Company.

13. Defendant Gary Keiser is a director of the Company.

14. Defendant Christopher W. Mahowald is Chairman of the Board of the Company.

15. Defendant Michael G. O’Neil is a director of the Company.

16. Defendant Phillip A. Reinsch is President, Chief Executive Officer, and a director of the Company.

17. Defendant Mark S. Whiting is a director of the Company.

18. The defendants identified in paragraphs 10 through 18 are collectively referred to herein as the “Individual Defendants.”

19. Defendant Parent is a Maryland corporation and a party to the Merger Agreement.

20. Defendant Merger Sub is a Maryland limited liability company, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

21. Defendant Parent Manager is a Delaware limited liability company and a party to the Merger Agreement.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

22. Capstead is a mortgage REIT that earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

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23. On July 25, 2021, Capstead’s Board caused the Company to enter into the Merger Agreement with BSPRT.

24. Pursuant to the terms of the Merger Agreement, Capstead’s stockholders will receive a number of shares of BSPRT’s common stock and cash per share.

25. According to the press release announcing the Proposed Transaction:

Benefit Street Partners Realty Trust, Inc. (“BSPRT”), a publicly-registered, non-listed real estate investment trust (“REIT”), and Capstead Mortgage Corporation (NYSE: CMO) (“Capstead”), a REIT, today announced they have entered into a definitive merger agreement. Under the terms of the agreement, Capstead common stockholders will receive a cash payment equal to a 15.75% premium to Capstead’s diluted book value per share and shares of BSPRT common stock calculated on an adjusted “book-for-book” basis. The book values for Capstead and BSPRT used to calculate the cash consideration and exchange ratio will be set on a date prior to the closing of the transaction. Based on the June 30 adjusted book values per share,1 the implied cash payment would be $0.99 per share and the total value would be $7.30 per share, representing an implied 20% premium to the last reported sale price of Capstead common stock on the New York Stock Exchange (“NYSE”) on July 23, 2021.

The combined company, to be called “Franklin BSP Realty Trust” post-close, will transition the capital base of Capstead, a residential mortgage REIT, into commercial mortgage loans where BSPRT is focused. BSPRT’s external manager, Benefit Street Partners L.L.C. (“BSP”), a wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Templeton”), will manage the combined company following the completion of the transaction. Upon closing the transaction, which is expected in the fourth quarter of 2021, the combined company will become the fourth largest commercial mortgage REIT with nearly $2 billion of pro forma equity and its common stock will trade on the NYSE under the new ticker symbol FBRT. . . .

The combined company will be externally managed by BSP, a leading credit-focused alternative asset manager with approximately $32 billion of assets under management as of June 30, 2021. BSP is a wholly-owned subsidiary of Franklin Templeton, one of the largest independent asset managers in the world with over $1.5 trillion of assets under management as of June 30, 2021.

Approvals

The transaction has been unanimously approved by both companies’ Boards of Directors and is subject to customary closing conditions, including the approval of Capstead’s stockholders.

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Advisors

Credit Suisse is serving as financial advisor and Hunton Andrews Kurth LLP is serving as legal advisor to Capstead. Houlihan Lokey served as lead financial advisor, and Barclays served as financial advisor, to BSPRT. Hogan Lovells US LLP served as legal advisor to BSPRT.

The Registration Statement Omits Material Information, Rendering It False and Misleading

26. Defendants filed the Registration Statement with the SEC in connection with the Proposed Transaction.

27. As set forth below, the Registration Statement omits material information.

28. First, the Registration Statement omits material information regarding the Company’s and BSPRT’s financial projections.

29. The Registration Statement fails to disclose: (i) all line items used to calculate the projections; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

30. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

31. Second, the Registration Statement omits material information regarding the analyses performed by the Company’s financial advisor, Credit Suisse.

32. With respect to Credit Suisse’s Selected Precedent Transactions Analysis, the Registration Statement fails to disclose: (i) the closing dates for the transactions; and (ii) the total values of the transactions.

33. With respect to Credit Suisse’s Dividend Discount Analysis of Capstead, the Registration Statement fails to disclose: (i) the terminal values; (ii) Credit Suisse’s basis for applying the range of multiples used in the analysis; and (iii) the individual inputs and assumptions underlying the discount rates.

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34. With respect to Credit Suisse’s Dividend Discount Analysis of BSPRT, the Registration Statement fails to disclose: (i) the terminal values; (ii) Credit Suisse’s basis for applying the range of multiples used in the analysis; and (iii) the individual inputs and assumptions underlying the discount rates.

35. With respect to Credit Suisse’s Analyst Price Targets analysis, the Registration Statement fails to disclose: (i) the price targets observed in the analysis; and (ii) the sources thereof.

36. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

37. Third, the Registration Statement fails to disclose the timing and nature of any past services Credit Suisse provided for BSPRT or its affiliates, and the amount of compensation received for providing the services.

38. The omission of the above-referenced material information renders the Registration Statement false and misleading.

39. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

Claim for Violation of Section 14(a) of the 1934 Act and Rule 14a-9 Promulgated

Thereunder Against the Individual Defendants and Capstead

40. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

41. The Individual Defendants disseminated the false and misleading Registration Statement, which contained statements that, in violation of Section 14(a) of the 1934 Act and Rule 14a-9, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially false or misleading. Capstead is liable as the issuer of these statements.

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42. The Registration Statement was prepared, reviewed, and/or disseminated by the Individual Defendants. By virtue of their positions within the Company, the Individual Defendants were aware of this information and their duty to disclose this information in the Registration Statement.

43. The Individual Defendants were at least negligent in filing the Registration Statement with these materially false and misleading statements.

44. The omissions and false and misleading statements in the Registration Statement are material in that a reasonable stockholder will consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Registration Statement and in other information reasonably available to stockholders.

45. The Registration Statement is an essential link in causing plaintiff to approve the Proposed Transaction.

46. By reason of the foregoing, defendants violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder.

47. Because of the false and misleading statements in the Registration Statement, plaintiff is threatened with irreparable harm.

COUNT II

Claim for Violation of Section 20(a) of the 1934 Act

Against the Individual Defendants and BSPRT

48. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

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49. The Individual Defendants and BSPRT acted as controlling persons of Capstead within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or Board members of Capstead and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Registration Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

50. Each of the Individual Defendants and BSPRT was provided with or had unlimited access to copies of the Registration Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

51. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Registration Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Registration Statement.

52. BSPRT also had supervisory control over the composition of the Registration Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Registration Statement.

53. By virtue of the foregoing, the Individual Defendants and BSPRT violated Section 20(a) of the 1934 Act.

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54. As set forth above, the Individual Defendants and BSPRT had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, plaintiff is threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to disseminate a Registration Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby requests a trial by jury on all issues so triable.

Case 1:21-cv-07369 Document 1 Filed 09/01/21 Page 10 of 10

Dated: September 1, 2021		RIGRODSKY LAW, P.A.

	By:	/s/ Gina M. Serra
Seth D. Rigrodsky
Timothy J. MacFall
Gina M. Serra
Vincent A. Licata
825 East Gate Boulevard, Suite 300
Garden City, NY 11530
(516) 683-3516
sdr@rl-legal.com
tjm@rl-legal.com
gms@rl-legal.com
vl@rl-legal.com

Attorneys for Plaintiff